Exhibit 10.2

YRC Worldwide Inc.

Annual Incentive Bonus Program

YRC Worldwide Inc. (the “Company”) hereby adopts the YRC Worldwide Inc. Annual Incentive Bonus Program (this “Program”) effective January 1, 2007, subject to the approval of the Company’s stockholders at the annual meeting held on May 17, 2007. This Program is intended to incent the senior executive officers and key employees of the Company, including its subsidiaries, to obtain superior results for the Company on an annual basis.

Article I—Definitions

1.1 Definitions. As used in this Program, unless the context expressly requires a contrary meaning, the following capitalized terms shall have the following meanings:

“Committee” means the Compensation Committee of the Board of Directors of the Company, which shall be comprised solely of two or more outside directors within the meaning of Tax Code Section 162(m) .

“Executive Officer” means an officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

“Participant” means a senior executive officer or key employee that the Committee designates to participate in this Program.

“Performance Goals” means the objective or objectives that the Committee establishes for measuring performance of Participants. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of a unit, division, department or function within the Company in which the Participant works.

“Performance Period” means the period established by the Committee with respect to which the Performance Goals will be measured.

“Tax Code” means the Internal Revenue Tax Code of 1986, as amended.

Article II—Administration

2.1 Administration. The Committee, in its discretion, shall be responsible for the administration of this Program. The Committee is authorized to interpret this Program, to prescribe, amend and rescind rules and regulations deemed advisable to protect the interests of the Company and to make all other administrative determinations necessary for the efficient administration of this Program. Any determination, interpretation or other action that the Committee makes or takes under this Program’s provisions shall be conclusive and binding upon all Participants and all other persons.

2.2 Delegation by Committee. Except in the case of any Executive Officer whose award, if any, the Committee shall determine, the Committee may delegate to the Company’s chief executive officer or an officer to whom he delegates, the authority to determine any award under this Program for a Participant who is not an Executive Officer. The Company’s chief executive officer or delegated officer shall have the same powers to make determinations under this Program with respect to those awards as the Committee has under this Program; provided that all decisions must be consistent with any limitations or directions of the Committee.

Article III—Participation

3.1 Eligibility. For each Performance Period, the Committee will determine, in its discretion, which senior executive officers and key employees, who are in a position to influence the Company’s success, will participate in this Program. Absent a determination to the contrary, it shall be assumed that the Executive Officers will be Participants.

3.2 New hires and changes in position. Individuals hired or promoted during a Performance Period into a position appropriate for participation in this Program may either participate in the already existing period on a pro-rated basis or be held out until the beginning of the next Performance Period. Each Participant who transfers into a position no longer appropriate for participation in this Program may either continue to participate in the already existing Performance Period, participate on a pro-rated basis up to the date of the transfer or cease participation for the entire Performance Period. The Committee, the chief executive officer or his delegated officer (as appropriate) shall make all such determinations in their respective sole discretion.

3.3 Terminations. Participants who terminate their employment during the Performance Period or prior to the payment of the award may be entitled to a prorated award if such termination is by reason of death, disability, retirement or involuntary termination without cause, all as determined in accordance with the Company’s normal policies, any applicable employment agreement or as the Committee, the chief executive officer or his delegated officer (as appropriate) determines. Participants who terminate employment during the Performance Period or prior to the payment of the award for any other reason will forfeit their award under this Program, unless the Committee, the chief executive officer or his delegated officer (as appropriate) determines otherwise.

Article IV—Payment of Award

4.1 Determining amount of the award. Subject to Article V, the Committee will determine each Participant’s Performance Goals for an applicable Performance Period, including any threshold, target or maximum amounts applicable to the award. Following the end of the Performance Period, the Committee will determine the award that each Participant earned based on the Participant’s achievement of the Performance Goals. Each award shall be evidenced by a notation on the Company’s books and records and shall be subject to the terms and conditions as the Committee prescribes in its sole discretion.

4.2 Adjustment of awards. Subject to Section 5.4, the Committee may make adjustments in the Performance Goals to compensate for any changes that significantly alter the basis upon which the goals were determined. The Committee also may make reductions, in its sole discretion, to the amounts of any awards as needed to achieve fair and equitable distribution of awards. These reductions may be made before or after the end of the Performance Period. The Committee may reduce the amount of an award if a Participant fails to achieve applicable individual objectives or milestones.

4.3 Timing of payment. Payments of awards will be paid in cash only after the Committee’s approval. Payments will be made no later than two and one-half months following the end of the applicable Performance Period, unless the Participant defers receipt pursuant to a Company-sponsored deferred compensation plan, arrangement or agreement.

Article V—Compliance with Section 162(m) of the Tax Code

5.1 Section 162(m) limitations. Notwithstanding any other provision of this Program, the Committee intends that any award under this Program granted to a Participant who is a “covered employee” within the meaning of Tax Code Section 162(m) be “performance-based compensation” within the meaning of Tax Code Section 162(m). These awards shall be conditioned on the achievement of one or more Performance Goals set forth in Section 5.2 that the Committee shall generally establish within 90 days of the commencement of the applicable Performance Period; provided that the outcome of the Performance Goals is substantially uncertain at the time the Performance Goals are established, and shall otherwise comply with the requirements of Tax Code Section 162(m).

5.2 Performance Goals. The Performance Goals that the Committee may use for awards of Tax Code Section 162(m) performance-based compensation shall be based on one or more of the following financial measures:

•     balance sheet measurements such as receivable turnover, internal rate of return or increase in net present value

•     cash flow (including operating cash flow and free cash flow)

•     cash flow return on investment (which equals net cash flow divided by total capital)

•     common share price (including growth measures and total stockholder return)

•     diluted earnings per share

•     earnings before interest and taxes

•     earnings growth

•     earnings measures/ratios

•     economic value added

•     expense targets

•     financial return ratios

•     gross margin

•     increase in the fair market value of the Company’s common shares

•     net earnings

•     net operating income after tax

•     net operating income after tax growth

•     market share

•     operating income

•     return on assets

•     return on capital

•     return on committed capital

•     return on investment

•     return on revenues

•     total earnings

•     revenue

•     revenue growth

•     total return to shareholders

The Committee, at the time the applicable Performance Goals are established, may provide that the formula for the goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain, loss or expense, even if such inclusions or exclusions are not in accordance with generally accepted accounting principles or in accordance with those principles on an inconsistent basis.

5.3 Maximum payment. The maximum aggregate amount of any performance-based compensation award that the Company or its subsidiaries may pay in any one calendar year to a Participant who is a “covered employee” subject to Tax Code Section 162(m) shall not exceed $5 million.

5.4 Adjustments. Notwithstanding any provision of this Program to the contrary, with respect to any award that is subject to provisions of this Article V, the Committee may not adjust upwards the amount of an award payable, nor may it waive the achievement of the applicable Performance Goals, except to the extent that Tax Code Section 162(m) permits.

5.5 Other restrictions. The Committee shall have the power to impose any other restrictions on awards subject to Article V as it may deem necessary or appropriate to insure that such awards satisfy all requirements for “performance-based compensation” within the meaning of Tax Code Section 162(m).

Article VI—General Provisions

6.1 Non-transferability. Except as the Committee specifies, a Participant’s rights and interests under this Program shall not be in any manner subject to sale, transfer, assignment, pledge, encumbrance or charge prior to the Participant’s actual receipt of payment of any award; and any attempt to so sell, transfer, assign, pledge, encumber or charge prior to receipt shall be void.

6.2 Withholding. The Company shall have the right to deduct from all awards any taxes or other withholdings that the law requires to be withheld with respect to awards.

6.3 Compliance with Section 409A. The payments under this Program are intended to constitute a short-term deferral payments within the meaning of proposed Treasury Regulation §1.409A-1(b)(4) and to be exempt from Tax Code Section 409A . To the extent applicable, the Committee shall interpret and construe this Program in accordance with Tax Code Section 409A and the regulations and other interpretative guidance issued thereunder. In carrying out such intent, the Committee may take any and all action it determines is necessary or appropriate to preserve the intended tax treatment of the payments under this Program and/or to comply with Tax Code Section 409A .

6.4 No guarantee of employment. Nothing in this Program or any action taken because of this Program will confer upon any Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of this Program.

6.5 Amendment and termination. The Committee (or full Board of Directors of the Company) may terminate, amend or modify this Program at anytime without notice to or consent of any Participant. All awards are purely discretionary in the judgment of the Committee. This Program does not constitute a promise or agreement as to either the payment or amount of any award.

6.6 References, construction and interpretation. As used in this Program, references to “including” mean, “including (without limitation)”; to “persons” include both natural and legal entities; to the masculine, include the feminine and neutral (and vice versa); and to the singular include the plural (and vice versa). The headings in this Program are for convenience only and shall not be used to interpret or construe this Program.

6.7 Governing law. This Program will be construed in accordance with and governed by the laws of the State of Delaware.

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